Filed Pursuant to Rule 433
Registration Statement No. 333-162227
November 16, 2009
AmerisourceBergen Corporation
4.875% Senior Notes Due 2019
Pricing Term Sheet

Issuer:		AmerisourceBergen Corporation
Security Description:		4.875% Senior Notes due 2019
Format:		SEC Registered
Principal Amount:		$400,000,000
Coupon:		4.875%
Maturity:		November 15, 2019
Offering Price:		99.174%
Yield to Maturity:		4.981%
Spread to Treasury:		+162.5 basis points
Benchmark Treasury Price:		100-5
Benchmark Treasury Yield:		3.356%
Ratings:		Baa3 (Moody’s) / BBB+ (S&P)
Interest Pay Dates:		May 15 and November 15
Beginning:		May 15, 2010
Optional Redemption:		Make-whole call @ T+25 basis points
Change of Control Triggering Event:		Put @ 101% of principal amount plus accrued interest to the date of purchase
Trade Date:		November 16, 2009
Settlement Date:	(T+3)	November 19, 2009
CUSIP:		03073E AG0
ISIN:		US03073EAG08
Bookrunners:		Banc of America Securities LLC
J.P. Morgan Securities Inc.
Co-Managers:		Barclays Capital Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Mitsubishi UFJ Securities, LLC
Mizuho Securities USA Inc
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement, including a prospectus dated September 30, 2009 (Registration Statement No. 333-162227), and a preliminary prospectus supplement dated November 16, 2009 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 or J.P. Morgan Securities Inc. at 1-212-834-4533.